Exhibit 10.23

FORM OF

FIRST HAWAIIAN, INC.
2016 OMNIBUS INCENTIVE COMPENSATION PLAN

FORM OF

IPO PERFORMANCE SHARE UNIT AWARD AGREEMENT

This Performance Share Unit Award Agreement (this “Award Agreement”) evidences an award of performance share units (“PSUs”) by First Hawaiian, Inc., a Delaware corporation (“First Hawaiian”) under the First Hawaiian, Inc. 2016 Omnibus Incentive Compensation Plan (the “Plan”).  Capitalized terms not defined in the Award Agreement have the meanings given to them in the Plan.

Name of Grantee:	(the “Grantee”).

Grant Date:	(the “Grant Date”).

Number of PSUs:	. The number of PSUs that will actually vest will be determined based on achievement of the Performance Metrics below.

Vesting Dates:	One-third of the PSUs will vest on each of the first, second and third anniversaries of the IPO Date (each, a “Vesting Date”).

The PSUs will only vest if the Grantee is, and has been, continuously employed by First Hawaiian from the Grant Date through the applicable Vesting Date and to the extent that the Performance Metrics are satisfied, and any unvested PSUs will be forfeited upon any termination of Employment.

Notwithstanding the foregoing:

A.

Upon a termination of Employment due to Disability or separation of service on or after either the (1) attainment of age 65 or (2) attainment of age 55 and completion of at least five years of credited service with First Hawaiian or its affiliates (“Retirement”), and subject to the Grantee’s continued compliance with any restrictive covenants in any employment or other agreement with First Hawaiian, the PSUs will remain outstanding and vest on each Vesting Date based on actual performance as if the Grantee had remained Employed through the Vesting Date;

B.

Upon a termination of Employment due to death, any outstanding unvested PSUs will immediately vest in full as of the date of such termination and all Transfer Restrictions (as defined below) will immediately lapse; and

	C.	Upon a Change in Control, any outstanding, unvested PSUs will be treated in accordance with the Plan.

Delivery Date:

No later than 30 days after a Vesting Date (or, if earlier, the date of the Grantee’s termination of Employment due to death or in accordance with the Plan upon a Change in Control), First Hawaiian will issue to the Grantee one Share for each vested PSU, subject to applicable tax withholding (each such date the Shares are so issued, a “Delivery Date”) and subject to the restrictions on transferability imposed by this Award Agreement (the “Transfer Restrictions”).

Lapse of Transfer Restrictions:

The Transfer Restrictions will lapse six months following each Vesting Date with respect to the Shares corresponding to such Vesting Date.

First Hawaiian may affix to the Certificates or to the direct registration account holding Shares issued pursuant to this Award Agreement any legend that the Committee reasonably determines to be necessary or advisable to reflect the Transfer Restrictions.

Non-Transferability of the PSUs and Shares:

Prior to lapse of the Transfer Restrictions, each of the Shares delivered in respect of PSUs and the PSUs themselves may not be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument) in any manner other than by will or by the laws of descent and distribution, and any attempt to sell, exchange, transfer, assign, pledge, hypothecate, fractionalize, hedge or otherwise dispose of the Shares or the PSUs in violation of this Award Agreement shall be void and of no effect and First Hawaiian shall have the right to disregard the same on its books and records and advise the registrar and transfer agent to place a stop order against the transfer of such Shares or PSUs.

Performance Metrics:

The following performance criteria must be achieved in the fiscal year immediately preceding a Vesting Date in order for the PSUs scheduled to vest on such Vesting Date to so vest: Core Net Income greater than $0.

In the event that Core Net Income in the fiscal year immediately preceding a Vesting Date is equal to or less than $0, the portion of the PSUs scheduled to vest on such Vesting Date will be forfeited.

“Core Net Income” means First Hawaiian’s total net after-tax earnings, as prepared under U.S. GAAP and audited and reported in First Hawaiian’s annual report to stockholders, and excludes (1) one-time costs associated with the offerings of shares owned by BancWest

Corporation, (2) the sale of additional VISA shares and (3) any sale of real property (other than sales of real property associated with the foreclosure of collateral).

Dividends:

On a Delivery Date, First Hawaiian will pay to the Grantee a cash amount equal to the product of (1) all cash dividends or other distributions (other than cash dividends or other distributions pursuant to which the PSUs were adjusted pursuant to Section 1.6.3 of the Plan), if any, paid on a Share from the Grant Date to such Delivery Date and (2) the number of Shares delivered to the Grantee on such Delivery Date (including for this purpose any Shares which would have been delivered on such Delivery Date but for being withheld to satisfy tax withholding obligations).

All Other Terms:	As set forth in the Plan.

The Plan is incorporated herein by reference.  Except as otherwise set forth in the Award Agreement, the Award Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the PSUs.  In the event that any provision of the Award Agreement is inconsistent with the Plan, the terms of the Plan will control.  Except as specifically provided herein, in the event that any provision of this Award Agreement is inconsistent with any employment agreement between the Grantee and First Hawaiian (“Employment Agreement”), the terms of the Employment Agreement will control.  By accepting this Award, the Grantee agrees to be subject to the terms and conditions of the Plan.

This Award Agreement may be executed in counterparts, which together will constitute one and the same original.

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be duly executed and effective as of the Grant Date.

FIRST HAWAIIAN, INC.

By:
Name:
Title:

[NAME OF GRANTEE]